Exhibit 12

UNITED COMMUNITY BANKS, INC.
RATIOS OF EARNINGS TO FIXED CHARGES (Regulation S-K 503 (d))

	Nine Months Ended September 30, 2012		Nine Months Ended September 30, 2011		12/31/11		12/31/10		12/31/09		12/31/08		12/31/07

EARNINGS
Pre-tax income from continuing operations	29,224		(236,943)		(230,729)		(432,292)		(319,499)		(101,811)		88,974
Fixed charges	44,471		66,956		84,636		116,686		176,574		230,528		277,614
Amortization of capitalized interest	-		-		-		-		-		-		-
Capitalized interest	-		-		-		-		-		-		-
Preferred Series A dividends (pre-tax equivalent)	(15)		(15)		(20)		(20)		(22)		(24)		(28)
Preferred Series B dividends (pre-tax equivalent)	(10,385)		(10,413)		(13,875)		(13,846)		(13,846)		(962)		-
Preferred Series B accretion (pre-tax equivalent)	(1,678)		(1,582)		(2,125)		(2,004)		(1,890)		(127)		-
Preferred Series D dividends (pre-tax equivalent)	(1,926)		(1,548)		(2,192)		-		-		-		-
Total earnings	59,691		(183,545)		(164,305)		(331,476)		(158,683)		127,604		366,560
Interest on deposits	19,444		39,853		48,839		81,732		141,377		198,301		229,591

Total earnings exc. deposit int.	40,247		(223,398)		(213,144)		(413,208)		(300,060)		(70,697)		136,969

FIXED CHARGES
Interest expensed	29,908		52,820		65,675		100,071		159,734		228,265		276,434
Interest capitalized	-		-		-		-		-		-		-
Interest included in rental expense	559		578		749		745		1,082		1,150		1,152
Preferred Series A dividends (pre-tax equivalent)	15		15		20		20		22		24		28
Preferred Series B dividends (pre-tax equivalent)	10,385		10,413		13,875		13,846		13,846		962		-
Preferred Series B accretion (pre-tax equivalent)	1,678		1,582		2,125		2,004		1,890		127		-
Preferred Series D dividends (pre-tax equivalent)	1,926		1,548		2,192		-		-		-		-
Total fixed charges	44,471		66,956		84,636		116,686		176,574		230,528		277,614
Interest on deposits	19,444		39,853		48,839		81,732		141,377		198,301		229,591

Total fixed charges exc. deposit int.	25,027		27,103		35,797		34,954		35,197		32,227		48,023

RATIO OF EARNINGS TO FIXED CHARGES

Including interest on deposits	1.34	x	(2.74	)x	(1.94	)x	(2.84	)x	(.90	)x	.55	x	1.32	x

Excluding interest on deposits	1.61	x	(8.24	)x	(5.95	)x	(11.82	)x	(8.53	)x	(2.19	)x	2.85

DEFICIENCY (503(d) 1(A)) with deposit int	-		250,501		248,941		448,162		335,257		102,924		-
DEFICIENCY (503(d) 1(A)) without deposit int	-		250,501		248,941		448,162		335,257		102,924		-